Exhibit 99.2

Contact:	Media Relations Mark Lake 212 762 6927 Mary Claire Delaney 212 762 6880	Investor Relations Suzanne Charnas 212 761 3043

Morgan Stanley Announces Pricing of $2.2 Billion Common Stock Offering

NEW YORK, June 2, 2009 – Morgan Stanley (NYSE: MS) today announced that it has priced a public offering of approximately 80.2 million shares of common stock to the public at $27.44 per share for total gross proceeds of approximately $2.2 billion.  The underwriter will have a 30-day option to purchase approximately up to an additional 4.0 million shares of common stock from Morgan Stanley.

China Investment Corporation has agreed to purchase 44.7 million shares of common stock at the public offering price.  In addition, Mitsubishi UFJ Financial Group, Inc. (MUFG) has agreed to purchase 16.0 million shares of common stock at the public offering price.  The closing of the MUFG purchase will occur a few days after the closing of the public offering upon the effectiveness of the registration of the offering with the Financial Services Agency of Japan.

While approval for repayment has not been granted, Morgan Stanley believes that upon completion of this capital raise it will have satisfied the criteria for fully redeeming the TARP preferred capital and expects to redeem it before the end of June.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

Morgan Stanley has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.
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